INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Mosaic Tax-Free Trust on Form N-14 of our report dated November 3, 2000, appearing in the Annual Report to Shareholders of Mosaic Tax-Free Trust, for the year ended September 30, 2000 and to the references to us under the headings "Financial Highlights" in the Prospectus dated February 1, 2001 and "Financial Statements and Other Additional Information" in the Statement of Additional Information dated February 1, 2001, both of which are part of such Registration Statement.

DELOITTE & TOUCHE LLP

(signature)

Chicago, Illinois
February 27, 2001